Exhibit 99.5


Remarks delivered by Michael S. Geltzeiler, Senior Vice President and Chief Financial Officer, to analysts and investors on January
26, 2005


I will briefly review our cash flow performance and debt position, and provide an update on certain one-time items reported this quarter.

The company generated $230 million in cash this quarter, behind solid cash flow from operations and the sale of some non-productive assets. Free cash flow was $181 million, $15 million more than prior year. In addition, the company realized an incremental $47 million from the first installment of the sale and partial leaseback of our Pleasantville Headquarters facility and $2 million from magazine divestitures. This cash was used to pay down $203 million of debt, to disburse our quarterly dividend and to increase existing cash balances.

Q2 is the strongest period of cash generation for each of our three business segments. Working capital was also favorable this quarter versus prior year, attributed primarily to timing issues from the first quarter. Free cash flow for the first six months is $94 million, about the same as last year. We are confirming our expectation that free cash flow for fiscal 2005 will exceed the $172 million reported last year. This projection excludes the net proceeds from the sale - leaseback of our Headquarters facility.

Total debt at December 31st was $596 million. The debt consisted of $300 million of long term fixed rate debt and $296 million of variable rate term loans. Our revolver was fully paid down. Cash on hand increased $21 million to $56 million. We continue to expect that net debt will be below $500 million by fiscal year-end.

Applying the EBITDA calculation specified in our credit agreements, our leverage ratio improved to 2.68 times as of December 31st. We expect this ratio to drop comfortably below 2.5 times by June 2005, as we further pay down debt and report higher second half EBITDA. Although the company remains focused on repaying debt at an accelerated rate, the lower leverage enables the company to also explore opportunities to return excess capital to shareholders, such as the recent doubling of the company's dividend. The company's credit covenants currently allow for discretionary payments of dividends and share repurchases up to $50 million per annum. As the company's credit profile continues to improve, we will be pursuing additional flexibility with our lenders.

We continue to make progress in our effort to divest and monetize non-productive assets. This quarter, we closed on real estate sales in Pleasantville and Australia; sold magazines in the UK and the US; and sold the Gifts.com URL. These transactions generated a $7 million gain this quarter, which was reported in Other Income and Expense.

Our effective tax rate was approximately 32% this quarter, reflecting the recognition of some tax benefits following the closure of several US tax audits.

Lastly, I want to reinforce guidance provided by both Tom's, particularly regarding the third and fourth quarter. As we progress through our turnaround plan we are focused on what we call "health of the franchise metrics" rather than short term financials. However, in what is turning out to be an exceptional year for our international business, we do envision the third quarter to be comparatively lower versus a strong Q3 prior year. The reasons are primarily investment and timing related. As such, we are anticipating for the company to report lower results in the third quarter and higher in the fourth, consistent with guidance provided at the beginning of the year.

We will now take your questions.